UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

EPICOR SOFTWARE CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	33-0277592
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

18200 Von Karman Avenue, Suite 1000, Irvine, CA 92612

(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates (if applicable): Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

(Title of class)

AMENDMENT NO. 2 TO FORM 8-A

Item 1. Description of Registrant’s Securities to be Registered

Epicor Software Corporation (“Epicor” or the “Company”) hereby amends, as set forth below, Item 1 of its Form 8-A, which was originally filed with the Securities and Exchange Commission (the “SEC”) on April 14, 1994 and was subsequently amended by Amendment No. 1 on Form 8-A/A filed with the SEC on November 21, 2001.

The first two paragraphs of Item 1 are amended and restated, replaced in their entirety with the following four paragraphs:

On April 1, 1994, Epicor and First Interstate Bank of California entered into a Preferred Stock Rights Agreement (the “Initial Agreement”).

On October 30, 2001, pursuant to Section 27 of the Initial Agreement, the Company’s Board of Directors agreed to restate the dividend it had declared under the Initial Agreement in an Amended and Restated Preferred Stock Rights Agreement (“the Restated Agreement”), between the Company and Mellon Investor Services LLC as successor rights agent, dated November 13, 2001. The Restated Agreement was filed with the SEC on November 21, 2001 as Exhibit 4.2 to Amendment No. 1 to a registration statement on Form 8-A/A.

On October 27, 2004, the Company and the Rights Agent executed an Amended and Restated Preferred Stock Rights Agreement (the “Rights Agreement”) to, among other things, change the Exercise Price (as such term is defined in the Second Restated Agreement) from $8.00 to $96.00 and to make certain conforming changes.

The foregoing description of the Rights Agreement is a general description only and is qualified in its entirety by reference to the Rights Agreement. A copy of the Rights Agreement is attached as Exhibit 4.2 to this Registration Statement and is incorporated herein by reference.

Item 2. Exhibits

4.1 (1)	Certificate of Designation of Rights, Preferences and Privileges of Series A Junior Participating Preferred Stock.

4.2	Amended and Restated Preferred Stock Rights Agreement, dated as of October 27, 2004, between Epicor Software Corporation and Mellon Investor Services LLC, as Rights Agent, including the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A and B, respectively.

(1)	Incorporated by reference to the referenced exhibit to the Company’s Registration Statement on Form 8-A, dated April 14, 1994.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: October 27, 2004	EPICOR SOFTWARE CORPORATION

	By:	/S/ JOHN D. IRELAND
John D. Ireland
Vice President and General Counsel